UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TECH DATA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 5, 2005

To our Shareholders:

On behalf of the Board of Directors and management, you are cordially invited to attend the Tech Data Corporation Annual Meeting of Shareholders to be held on Tuesday, June 7, 2005 at 4:00 p.m. Eastern Daylight Time at our Corporate Headquarters located at 5350 Tech Data Drive, Clearwater, Florida.

The notice of the Annual Meeting of Shareholders and proxy materials accompanying this letter describe the specific business to be acted upon.

In addition to the proposals presented to shareholders, we will report on the progress of the Company and provide you an opportunity to address questions to members of the Company’s management. If you are unable to attend the meeting, you may listen to the meeting by web cast that will be available on the Investors area of the Company’s website at www.techdata.com. An archive replay will also be available for a period of 30 days following the meeting.

Your vote is very important. Whether or not you plan to attend the meeting in person, please ensure you take the time to cast your vote. You may vote over the Internet, by telephone or by mail and in doing so, you will ensure your representation at the annual meeting, regardless of your attendance in person.

Thank you for your continued support of Tech Data Corporation.

Sincerely,

Steven A. Raymund
Chairman of the Board of Directors and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, June 7, 2005
Time:	4:00 p.m. Eastern Daylight Time
Place:	Tech Data Corporation
Corporate Headquarters – Building A
5350 Tech Data Drive
Clearwater, Florida 33760

To the Shareholders of Tech Data Corporation:

Notice is hereby given that the Annual Meeting of Shareholders (“Annual Meeting”) will be held on Tuesday, June 7, 2005 at 4:00 p.m. Eastern Daylight Time, at 5350 Tech Data Drive, Clearwater, FL 33760 for the following purpose:

1.	To elect three directors, the names of whom are set forth in the accompanying proxy statement, to serve until the 2008 Annual Meeting.

2.	To approve a proposal to amend the 2000 Equity Incentive Plan of Tech Data Corporation to add provisions allowing for non-employee director participation.

3.	To transact such other business that may properly come before the Annual Meeting or any other adjournment thereof.

Shareholders of record at the close of business on April 11, 2005, are the only shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders.

By order of the Board of Directors,

David R. Vetter
Senior Vice President, General Counsel and Secretary

IMPORTANT

Whether you expect to attend the meeting or not, please vote, sign, date, and return the enclosed proxy in the enclosed self-addressed envelope within the timelines stated herein. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy. See the enclosed proxy for further information.

May 5, 2005

TECH DATA CORPORATION

2005 PROXY STATEMENT

TECH DATA CORPORATION

5350 Tech Data Drive

Clearwater, Florida 33760

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Tech Data Corporation (the “Company” or “Tech Data”) for the Annual Meeting of Shareholders (“Annual Meeting”) to be held on Tuesday, June 7, 2005 at 4:00 p.m. Eastern Daylight Time, or any adjournment thereof. Your vote at the Annual Meeting is important to us. The proxy materials of the Company were mailed to shareholders on or about May 5, 2005.

GENERAL INFORMATION

Who can vote?

You can vote your shares if our records show that you owned the shares on April 11, 2005. Each outstanding share of Common Stock is entitled to one vote. There were 58,845,238 outstanding shares of Common Stock entitled to vote as of April 11, 2005.

How do I vote?

You may vote in person at the Annual Meeting or you may vote by proxy. You may vote by proxy even if you plan to attend the Annual Meeting. Please note, listening to the Annual Meeting via the web cast does not constitute attendance and you will not be permitted to cast your vote through the web cast.

The process of voting by proxy differs slightly based on how your share ownership is recorded. Your share ownership is recorded in one of three ways: direct ownership recorded by the stock transfer agent for the Company, Mellon Investor Services LLC; beneficial ownership recorded through a brokerage or bank account; or beneficial ownership recorded by the Tech Data Corporation 401(k) Savings Plan (“401(k) Savings Plan”) Trustee.

If your ownership is recorded directly, you will receive a proxy card. If your share ownership is beneficial, your broker, bank and/or the 401(k) Plan Trustee will issue you a voting instruction form either via mail or electronically. You will use the supplied form to instruct your broker, bank, or the 401(k) Plan Trustee how to vote your shares and they must follow your voting instructions.

If you receive a voting instruction form from your broker, bank or the 401(k) Savings Plan Trustee, you may vote those shares via the Internet at the web site shown on the voting form, telephonically by calling the telephone number shown on the voting form or by mail.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on June 6, 2005. Votes submitted to the 401(k) Plan Trustee must be received by June 2, 2005. Once you have voted, you may change or revoke your vote at any time before it is exercised by (i) entering a new vote via the Internet (if permitted) or by telephone prior to 11:59 p.m. EDT on June 6, 2005, (ii) returning a written revocation or a later–dated proxy card or (iii) voting in person at the Annual Meeting. However, if your shares are held through a bank, broker or the 401(k) Savings Plan and you wish to vote those shares in person at the Annual Meeting, you must, in advance of the Annual Meeting, obtain a legal proxy from your bank, broker or the 401(k) Plan Trustee. Please contact your bank, broker or the 401(k) Plan Trustee for further information.

What will be voted on at the meeting?

The business to be voted on at this year’s Annual Meeting is to elect three directors to serve for terms of three years, all to serve until their successors are duly qualified and elected. The biographies of all directors, including the nominated directors, are provided herein. In addition, you will be asked to vote on a proposal to amend the 2000 Equity Incentive Plan of Tech Data Corporation (the “2000 Equity Incentive Plan”).

How are votes counted?

For determining a quorum—A quorum must be present for the transaction of business. A quorum is present if the holders of a majority of the outstanding shares of Common Stock entitled to vote are present in person or represented by proxy. Your broker is not entitled to vote on a proposal unless your broker receives instructions from you. Even if your broker does not vote your shares on a proposal, such broker non-votes will count as shares present for purposes of determining the presence or absence of a quorum for the transaction of business. Similarly, abstentions are also counted for determining if a quorum is present.

To elect three Directors—Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election. Shares represented by proxies will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted for all nominees. If you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. A broker non-vote will also have no effect on the outcome because only a plurality of votes actually cast is required to elect a director.

To approve a proposal to amend the 2000 Equity Incentive Plan—An affirmative vote of a majority of the shares present in person or by proxy is required to approve the amendment. Shares represented by proxies will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” adoption of the proposed amendment to the 2000 Equity Incentive Plan. Shares represented by proxies that are marked “abstain” will have the effect of a vote against the amendment. A broker non-vote will not have the effect of a vote against the amendment, because broker non-votes are considered “not entitled to vote” on this proposal.

What if other matters come up at the meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the Annual Meeting. Any other matters properly presented at the meeting will be voted on by the proxy holders in their discretion.

PROPOSAL 1

TO ELECT THREE DIRECTORS TO SERVE UNTIL THE 2008 ANNUAL MEETING

Pursuant to the Company’s Amended and Restated Articles of Incorporation, the Board of Directors is divided into three classes, each class with a term that expires alternately over a three-year period. Three directors are to be elected at this Annual Meeting to hold office for a term of three years expiring at the 2008 Annual Meeting, all to hold office until their successors shall have been elected and qualified. In the event any nominee is unable to serve, the persons designated as proxies may cast votes for other persons as substitute nominees. The Board of Directors has no reason to believe that any of the nominees named below will be unavailable, or if elected, will decline to serve.

NOMINEES FOR DIRECTOR – TERM TO EXPIRE AT 2008 ANNUAL MEETING

Name	Age	Principal Occupation and Other Information
James M. Cracchiolo(1)	47	James M. Cracchiolo, a director since 1999, has been employed by American Express Company since 1982. He is currently Chairman and Chief Executive Officer, American Express Financial Advisors; Group President, Global Financial Services, American Express Company; and Chairman Threadneedle Asset Management Holdings Ltd. Mr. Cracchiolo is a Certified Public Accountant and holds a B.S. Degree in Accounting and Economics and a Masters Degree in Business Administration both from New York University.

Jeffery P. Howells	48	Jeffery P. Howells, a director since 1998, joined the Company in October 1991 as Vice President of Finance and assumed the responsibilities of Chief Financial Officer in March 1992. In March 1993, he was promoted to Senior Vice President and Chief Financial Officer and was promoted to Executive Vice President and Chief Financial Officer in March 1997. From 1979 to 1991, he was employed by Price Waterhouse. Mr. Howells is a Certified Public Accountant and holds a B.B.A. Degree in Accounting from Stetson University.

David M. Upton(1)(2)(3)	45	David M. Upton, a director since 1997, has been on the faculty of the Harvard Business School since 1989. Dr. Upton, the Albert J. Weatherhead III Professor of Business Administration, teaches courses in technology and operations management and is the faculty chair of Harvard’s executive course – Building Competitive Advantage through Operations. Dr. Upton holds a Masters Degree in Manufacturing from King’s College, Cambridge University and also holds a Ph.D. in Industrial Engineering from Purdue University.

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Governance and Nominating Committee.

The Board of Directors unanimously voted “FOR” the nomination of the above nominees.

DIRECTORS CONTINUING IN OFFICE – TERM TO EXPIRE AT 2007 ANNUAL MEETING

Nominee	Age	Principal Occupation and Other Information
Charles E. Adair(2)	57	Charles E. Adair, a director since 1995, has been a partner of Cordova Ventures and Kowaliga Capital, Inc. (venture capital and fund management companies) since 1993, where he serves as manager of venture capital funds. Mr. Adair was associated with Durr-Fillauer Medical, Inc., a pharmaceutical and medical products distribution company, where he served in various capacities, including President and Chief Operating Officer from 1981 to 1992. Mr. Adair also serves on the Board of Directors of Performance Food Group Company (a food distributor), PSS World Medical, Inc. (a distributor of medical products), Torchmark Corporation (a financial services holding company specializing in life and supplemental health insurance) and numerous privately-held companies associated with Cordova’s venture capital fund investments. Mr. Adair is a Certified Public Accountant and holds a B.S. Degree in Accounting from the University of Alabama.

Maximilian Ardelt(2)	65	Maximilian Ardelt, a director since 1998, has been owner and Managing Director of ConDigit Consult GmbH (a strategic consulting firm) since December 2002. From 1994 to June 2000, Mr. Ardelt was a member of the Board of Management of Viag AG (a group of companies engaged in energy, telecommunications logistics and industrial activities), responsible for the Telecommunications Logistics Division and Information Systems. After the merger of Viag AG and Veba AG to form E.ON AG he continued in this function as Chief Executive Officer of E.ON AG subsidiary Viag Telecom AG up to December 2002. In addition, Mr. Ardelt is a member of the Supervisory Boards of the following companies: RHI AG, CeWeColor AG & Co. OHG, Getmobile AG, Stulz GmbH, Funkwerk AG and Berkenhoff GmbH. Mr. Ardelt is also Chairman of the Advisory Board of the Bavarian Elite Academie and board member of the Technical University Graz/Austria. In addition, he has served during the last 5 years as a chairman or member of the supervisory boards of several companies in Europe including Kühne & Nagel AG, Klöckner & Co. AG (former majority shareholder of Computer 2000 AG, Computer 2000 AG was acquired by Tech Data in 1999), Georgsmarienhütte Holding GmbH, Computer 2000 AG, and Tech Data Germany AG. Mr. Ardelt holds a Masters Degree in Engineering from Technical University Berlin.

John Y. Williams(2)(3)	62	John Y. Williams, a director since 1988, has been a Managing Director of Grubb & Williams, Ltd. (“GWL”), an Atlanta-based merchant banking firm, since 1987 and a Managing Director of Equity-South Advisors, LLC (a merchant banking affiliate of GWL) since January 1995. Prior thereto, he was an investment banker for more than 18 years with several firms. Mr. Williams is a director of several privately-held companies in connection with his merchant banking business. Mr. Williams holds a B.S. Degree in Industrial Engineering from Georgia Institute of Technology and a Masters Degree in Business Administration from the Harvard Business School.

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Governance and Nominating Committee.

DIRECTORS CONTINUING IN OFFICE – TERMS TO EXPIRE AT 2006 ANNUAL MEETING

Name	Age	Principal Occupation and Other Information
Kathy Misunas(1)(3)	54	Kathy Misunas, a director since 2000, is Founder and Principal, Essential Ideas, a business advisory service. She was Chief Executive Officer of AirTreks, Inc. (a travel arrangement business specializing in multi-continent trips) from July 2001 through September 2001. Ms. Misunas was Chief Executive Officer and President of brandwise LLC (an e-commerce comparison shopping/purchasing portal) from January 1999 through June 2000. Ms. Misunas was employed by Reed Elsevier PLC (a global publishing company) from 1996 to 1998 serving as Chief Executive Officer of Reed Travel Group business unit in 1997 and 1998. From 1973 to 1995, Ms. Misunas was employed by AMR Corporation (a major airline company) serving as President and Chief Executive Officer of the SABRE Group (a division of AMR Corporation) from 1993 to 1995. Ms. Misunas attended Moravian College and American University.

Steven A. Raymund	49	Steven A. Raymund, a director since 1986, has been employed by the Company since 1981. He has served as Chief Executive Officer since January 1986 and as Chairman of the Board since April 1991. In January 1996, Mr. Raymund became a Director of Jabil Circuit, Inc. (a provider of electronic manufacturing services). He has a B.S. Degree in Economics from the University of Oregon and a Masters Degree from the Georgetown University School of Foreign Service.

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Governance and Nominating Committee.

PROPOSAL 2

TO APPROVE A PROPOSAL TO AMEND THE

2000 EQUITY INCENTIVE PLAN OF TECH DATA CORPORATION

The Board of Directors has approved and recommends to the shareholders to approve the amendment of the 2000 Equity Incentive Plan of Tech Data Corporation (“2000 Equity Incentive Plan” or the “Plan”). The proposed amendment would permit the grant of equity awards to non-employee members of the Board of Directors under the Plan. The amendment makes no material changes to the Plan and does not authorize additional shares. The text of the proposed amendment to the 2000 Equity Incentive Plan is set forth in Exhibit A to this Proxy Statement.

The Company is requesting this amendment for the following reasons:

1)	The designated Directors’ Stock Option Plan through which non-employee directors have previously received stock option grants is due to expire in June of 2005.

2)	The 2000 Equity Incentive Plan, as amended and approved at the 2004 Annual Shareholder Meeting, provides for alternative equity incentive vehicles that are designed to reduce the financial impact to the Company of such equity incentive grants. The Plan provides for the issuance of maximum-value stock options that will provide a cap on the maximum earnings potential a recipient can expect to gain from the exercise of a stock option and is expected to reduce the financial statement expense to the Company accordingly. The Plan also provides for the issuance of stock-settled stock appreciation rights (“SARs”) that are designed to reduce the share utilization upon exercise as compared to a traditional stock option grant, thus reducing the dilutive effect to shareholders.

Except for such amendment, if approved by holders of a majority of the shares present in person or represented by proxy at the annual meeting, the 2000 Equity Incentive Plan will remain unchanged. The proposed amendment does not affect the number of previously approved shares available for issuance under the 2000 Equity Incentive Plan. The Compensation Committee intends to review the compensation of the Board of Directors as well as the recommendation for equity incentive awards to the Board of Directors using the same compensation philosophy used to analyze executive compensation. These factors are discussed in more detail under the heading “Director Compensation.” The following is a summary of the provisions of the 2000 Equity Incentive Plan. This summary is qualified in its entirety by reference to the Plan.

Plan Highlights

The 2000 Equity Incentive Plan contains a number of provisions that the Board of Directors believes are consistent with the interests of shareholders and sound corporate governance practices. These include:

•	No Discount Stock Options. The Plan prohibits the granting of stock options with an exercise price of less than the fair market value of the Company’s Common Stock determined as of the closing price on the day the stock option is granted.

•	Limited Ability to Grant Restricted Stock Awards. The number of shares that may be issued as restricted stock awards is limited under the Plan to 200,000 shares.

•	Minimum Vesting Periods. Restricted stock awards under the Plan are subject to a minimum three-year vesting period. However, at the discretion of the Compensation Committee, the awards can be vested in installments during the three-year period.

•	No Stock Option Repricing. The Plan prohibits the repricing of stock options without the approval of shareholders. This provision applies to both direct repricings—lowering the exercise price of a stock option—as well as indirect repricings—canceling an outstanding stock option and granting a replacement stock option with a lower exercise price.

•	No “Evergreen” Provision. The Plan provides for a fixed allocation of shares, thereby requiring shareholder approval of any additional allocation of shares.

•	An Independent Compensation Committee. The Plan is administered by the Compensation Committee consisting of independent directors.

Plan Summary

The 2000 Equity Incentive Plan is administered by the Compensation Committee (the “Committee”), which is authorized to grant stock options, restricted stock and performance awards to officers and other key executives and employees of the Company and its subsidiaries, and, if amended, non-employee directors of the Company. The Committee is composed of two or more directors who are disinterested persons within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). The current members of the Committee appointed by the Board of Directors are James M. Cracchiolo, Kathy Misunas and David Upton. The Committee establishes rules and regulations for the operation of the 2000 Equity Incentive Plan, approves persons to receive options or other awards and determines the number of shares subject to grants.

The maximum number of shares of the Company’s Common Stock that may be issued to grantees under the 2000 Equity Incentive Plan is 6,500,000 shares. The shares may be unissued shares or treasury shares. As of January 31, 2005, there were 3,491,127 shares underlying unexercised options granted under the 2000 Equity Incentive Plan and 2,534,976 available for grant under such plan. If there is a stock split, stock dividend, or other relevant change affecting the Company’s shares, appropriate adjustments would be made in the number of shares that could be issued in the future and in the number of shares and price under all outstanding grants made before the event. Future options may also be granted for shares that may cease to be reserved under an option by reason of total or partial expiration, termination or voluntary surrender of an option. Payment of cash in lieu of shares would be considered an issuance or transfer of the shares.

Stock Options

The 2000 Equity Incentive Plan permits the Committee or the Board of Directors to grant stock options, including maximum-value stock options, to all officers and other selected employees of the Company and its subsidiaries, and, if amended, non-employee directors. No participant may receive stock options to purchase more than 300,000 shares of Common Stock in any fiscal year. The per share exercise price for any stock option shall not be less than 100% of the fair market value of a share of Common Stock (defined in the 2000 Equity Incentive Plan as the last sales price per share of the Common Stock on The NASDAQ National Market) at the time of grant. The maximum-value stock option provides for a cap on the maximum earnings a recipient can expect to gain from the exercise of a stock option. The 2000 Equity Incentive Plan also permits the Committee to establish the time periods for the exercise of each stock option and to require a period of employment before the stock option may be exercised.

The 2000 Equity Incentive Plan authorizes the Committee to grant incentive stock options, as that term is defined in Code Section 422A, each having a term of up to ten years from the date of grant. The amount of incentive stock options vesting in a particular calendar year cannot exceed $100,000 per option recipient, determined using the fair market value of the shares of Common Stock subject to such option or options on the date of grant. The 2000 Equity Incentive Plan prohibits the repricing of stock options at a lower exercise price, whether by cancellation or amendment of the original grant.

Restricted Stock

The 2000 Equity Incentive Plan permits the Committee or the Board of Directors to grant restricted stock to all officers and other selected employees of the Company and its subsidiaries, and, if amended, non-employee directors, and to determine the time, amount and terms and conditions of the grant. The maximum number of shares that may be issued as restricted stock is 200,000. The maximum number of shares that may be issued to any participant as restricted stock during any one fiscal year is 50,000. The maximum amount any participant may receive as a restricted stock grant or award in any fiscal year is $2,500,000. Shares awarded as restricted stock would be issued subject to a restriction period of no less than three years. However, at the discretion of the Compensation Committee, the award can be vested in installments during the three-year period. During the restriction period, the recipient is not entitled to delivery of the shares, restrictions are placed on the transferability of the shares, and the shares would be forfeited if the recipient terminates employment for reasons other than as approved by the Committee. The Committee may also require that specified Performance Goals (as defined below) be attained during the restriction period. Upon expiration of the restriction period, the appropriate number of shares of Common Stock will be delivered to the grantee free of all restrictions. During the restriction period the grantee shall be entitled to vote the shares and to receive dividends paid thereon. As of January 31, 2005, the Company had made restricted stock grants under the 2000 Equity Incentive Plan to Néstor Cano, Jeffery P. Howells and Joseph A. Osbourn as described in note 1 to the “Other Information” section.

Performance Grants and Awards

The 2000 Equity Incentive Plan permits the Committee or the Board of Directors to grant to all officers and other selected employees of the Company and its subsidiaries, and, if amended, non-employee directors, the contingent right, expressed in units (which may be equivalent to a share of Common Stock or other monetary value), to receive payments of shares of Common Stock, cash or any combination thereof (“Performance Grants”) based upon Company performance over a specified period (“Performance Period”). At the time of grant, the Committee shall also establish one or more Company performance criteria (the “Performance Measure”) applicable to the Performance Grant and targets that must be attained relative to the Performance Measure (“Performance Goals”).

The Performance Measure may be based on any of the following criteria, alone or in combination, as the Committee deems appropriate: (i) Cumulative Net Income Per Diluted Share; (ii) Cumulative Net Income; (iii) return on sales; (iv) total shareholder return; (v) return on assets; (vi) economic value added; (vii) cash flow; (viii) return on equity; (ix) cumulative operating income (which shall equal consolidated sales minus cost of goods sold and selling, administrative and general expense during the performance period) and (x) achievement of explicit strategic objectives or milestones. Cumulative Net Income and Cumulative Net Income Per Diluted Share are determined based on Net Income for the applicable year or years as reported in the audited Consolidated Statement of Income of the Company and subsidiaries, adjusted to exclude (i) extraordinary items; (ii) gains or losses on the disposition of discontinued operations; (iii) the cumulative effect of changes in accounting principles, and (iv) any applicable adjustments for calculating net income per diluted share in accordance with generally accepted accounting principles.

Performance Goals may include a minimum, maximum and target level of performance, with the size of Performance Award based on the level attained. Performance Goals and the Performance Measure in respect of any grant shall not be changed when so provided in the grant agreement. The Committee may eliminate or decrease (but not increase) the amount of any Performance Award otherwise payable to a recipient. Performance Grants may be paid in cash, shares of Common Stock or any combination thereof.

The maximum number of shares of Common Stock that may be issued pursuant to Performance Grants is 200,000. The maximum number of shares of Common Stock that may be the subject of Performance Grants made to any recipient in respect of any Performance Period or during any fiscal year shall be 50,000. The maximum amount any recipient may receive pursuant to Performance Grants during any fiscal year shall not exceed $2,500,000, determined using the fair market value of the Common Stock (multiplied by the aggregate number of units of the Performance Grant awarded) on the last day of the Performance Period or on the date of the payment thereof, whichever is higher. As of January 31, 2005, the Company had not made any performance grants or awards under the 2000 Equity Incentive Plan.

Stock-Settled SARs

The 2000 Equity Incentive Plan permits the Committee or the Board of Directors to grant stock-settled SARs to all officers and other selected employees of the Company and its subsidiaries, and, if amended, non- employee directors, and to determine the time, amount and terms and conditions of the grant. Stock-settled SARs allow a recipient to receive, upon exercise, common stock of value equal to the difference between the exercise price on the date of grant and the market price on the date of exercise.

Transferability

Awards under the 2000 Equity Incentive Plan are not transferable other than by will or the laws of descent and distribution; except that the Committee or the Board of Directors may permit the transfer of (i) specific non-qualified stock option grants by gift to the recipient’s spouse, children and grandchildren, or to a trust for the benefit of any one or more of them, or (ii) any grant or award pursuant to a qualified domestic relations order.

Change In Control

In the event of a change in control of the Company, except as the Board of Directors comprised of a majority of continuing directors may expressly provide otherwise, and notwithstanding any other provision of the 2000 Equity Incentive Plan: (i) all stock options then outstanding under the 2000 Equity Incentive Plan become fully exercisable; (ii) all terms and conditions of all restricted stock grants then outstanding are deemed satisfied; and (iii) all Performance Grants and Awards shall be deemed to have been fully earned. A change in control occurs if: (i) any person becomes a beneficial owner of 50 percent or more of the Common Stock outstanding; (ii) the Company’s shareholders approve a combination with another company under certain circumstances; (iii) the Company approves a plan of complete liquidation of the Company or an agreement to dispose of substantially all of its assets; or (iv) the continuing directors no longer constitute a majority of the Board of Directors. The payment of awards in the event of a change in control may have the incidental effect of increasing the net cost of that change, and, theoretically, could render a change in control more difficult or discourage it.

Federal Income Tax Consequences

Based on current provisions of the Code, and the existing regulations thereunder, the anticipated U.S. Federal income tax consequences in respect of the several types of grants and awards under the 2000 Equity Incentive Plan are as described below.

Grant of Stock Options

In most countries, a recipient will not recognize any taxable income at the time a stock option is granted and the Company will not be entitled to a Federal income tax deduction at that time.

Incentive Stock Options

No ordinary income will be recognized by the recipient of an incentive stock option at the time of exercise. The excess of the fair market value of the shares of Common Stock at the time of exercise over the aggregate option exercise price will be an adjustment to alternative minimum taxable income for purposes of the Federal “alternative minimum tax” at the date of exercise. If the recipient holds the shares of Common Stock purchased for the greater of two years after the date the option was granted or one year after the acquisition of such shares, the difference between the aggregate option price and the amount realized upon disposition of the shares will constitute a long term capital gain or loss, as the case may be, and the Company will not be entitled to a Federal income tax deduction. If the shares of Common Stock are disposed of in a sale, exchange or other “disqualifying disposition” within two years after the date of grant or within one year after date of exercise, the recipient will realize taxable ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares of Common Stock purchased at the time of exercise over the aggregate option exercise price or (ii) the excess of the amount realized upon disposition of such shares over the option exercise price, and the Company will usually be entitled to a Federal income tax deduction equal to such amount.

Non-Qualified Stock Options

Taxable ordinary income will be recognized by the recipient of a non-qualified stock option at the time of exercise in an amount equal to the excess of the fair market value of the shares of Common Stock purchased at the time of such exercise over the aggregate option exercise price. The Company will usually be entitled to a corresponding Federal income tax deduction. The recipient will generally recognize a taxable capital gain or loss based upon the difference between the per share fair market value at the time of exercise and the per share selling price at the time of a subsequent sale of the shares.

Restricted Stock

Unless a recipient makes the election described below, a recipient receiving a grant will not recognize income and the Company will not be allowed a deduction at the time such shares of restricted stock are granted. While the restrictions on the shares are in effect, a recipient will recognize compensation income equal to the amount of the dividends received and the Company will be allowed a deduction in a like amount. When the restrictions on the shares of Common Stock are removed or lapse, the excess of fair market value of such shares on the date the restrictions are removed or lapse over the amount paid, if any, by the recipient for such shares will be ordinary income to the recipient and will be allowed as a deduction for Federal income tax purposes to the Company. Upon disposition of the shares of Common Stock, the gain or loss recognized by the recipient will be treated as capital gain or loss, and the capital gain or loss will be short term or long term depending upon the period of time the shares are held by the recipient following the removal or lapse of the restrictions. However, by filing a Section 83(b) election with the Internal Revenue Service within 30 days after the date of grant, a recipient’s ordinary income and commencement of holding period and the Company’s deduction will be determined as of the date of grant. In such a case, the amount of ordinary income recognized by such a recipient and deductible by the Company will be equal to the excess of the fair market value of the shares as of the date of grant over the amount paid by the recipient for the shares of Common Stock. If such election is made and a recipient thereafter forfeits such Shares of Common Stock, no refund or deduction will be allowed for the amount previously included in such recipient’s income.

Performance Grants

A recipient of a Performance Grant will not recognize income, and the Company will not be allowed a deduction, at the time such grant is made. When a recipient receives payment in cash or shares of Common Stock, the amount of cash and the fair market value of the shares of Common Stock received will be ordinary income to the recipient and will be allowed as a deduction for Federal income tax purposes to the Company.

Stock-Settled SARs

For the recipient of a stock-settled SAR, the shares of Common Stock received upon exercise have a tax basis equal to the amount of ordinary income recognized on such exercise and a holding period that commences on the date of exercise. The use of stock-settled SARs is expected to allow the Company to take advantage of favorable tax laws in some foreign jurisdictions.

Special Rules

To the extent a recipient pays all or part of the option price of a non-qualified stock option by tendering shares of Common Stock owned by the recipient, the tax consequences described above apply except that the number of shares of Common Stock received upon such exercise that is equal to the number of shares surrendered in payment of the option exercise price shall have the same basis and tax holding period as the shares of Common Stock surrendered. If the shares of Common Stock surrendered had previously been acquired upon the exercise of an incentive stock option, the surrender of such shares may be a disqualifying disposition of such shares. The additional shares of Common Stock received upon such exercise have a tax basis equal to the amount of ordinary income recognized on such exercise and a holding period that commences on the date of exercise. If a recipient exercises an incentive stock option by tendering shares previously acquired on the exercise of an incentive stock option, a disqualifying disposition may occur and the recipient may recognize income and be subject to other basis allocation and holding period requirements.

Withholding Taxes

There are no withholding taxes payable in connection with the grant of any stock option or the exercise of an incentive stock option. However, withholding taxes must be paid at the time of exercise of any non-qualified stock option. Withholding taxes must also be paid in respect of any restricted stock when the restrictions thereon lapse. In respect of all other awards, withholding taxes must be paid whenever income to the Plan participant is recognized for tax purposes.

Other Information

The following table shows the number of options granted during the last fiscal year under all of Tech Data’s equity compensation plans to the Company’s executive officers as a group, Board members and to all employees, as a group, excluding executive officers. While the future impact of the plan changes can not be estimated, the Company is not requesting authorization for additional shares in the 2000 Equity Incentive Plan and the expected share utilization through the use of stock-settled SARs should be less than that of traditional stock option grants.

Number of Options Granted to Executive Officers, Board Members and All Employees	Options Granted
Steven A. Raymund, Chairman of the Board of Directors and Chief Executive Officer	80,000

Néstor Cano, President, Worldwide Operations (1)	60,000

Jeffery P. Howells, Executive Vice President and Chief Financial Officer (1)	50,000

Joseph A. Osbourn, Executive Vice President and Worldwide Chief Information Officer (1)	40,000

Gerard F. Youna, President, Europe	40,000

All other executive officers as a group (15)	244,530

Non-Employee Directors (6)	15,000

All employees as a group, excluding executive officers (797)	1,126,780

1,656,310

(1)	During fiscal 2005, the Company also awarded restricted stock awards in the amount of 2,500 shares each to Mr. Cano and Mr. Howells and 1,500 shares to Mr. Osbourn, all of which vest 50% three years from the date of issuance and 50% after the fourth year. These awards are not included in the above option grant table.

The closing price of the Common Stock reported on The NASDAQ National Market on April 11, 2005 was $36.40 per share.

The following resolution will be presented by your Board of Directors at the Annual Meeting:

“RESOLVED, that the adoption of the amendment to the 2000 Equity Incentive Plan of Tech Data Corporation, the complete text of which is set forth at Exhibit A to the Proxy Statement of the Company for the Annual Meeting of Shareholders on June 7, 2005, be, and the same hereby is, approved.”

The Board of Directors unanimously voted “FOR” the proposal to approve the amendment to the 2000 Equity Incentive Plan of Tech Data Corporation.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to equity compensation plans under which equity securities of Tech Data are authorized for issuance, aggregated as all compensation plans previously approved by our shareholders and all compensation plans not previously approved by our shareholders, as of January 31, 2005.

Plan Category	Number of shares to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of shares remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders for:
Employee equity compensation	5,001,310	$33.42	2,534,976
Employee stock purchase	—	—	627,581
Non-employee directors’ equity compensation	102,500	34.80	84,000

Total	5,103,810	33.45	3,246,557
Employee equity compensation plan not approved by shareholders	1,739,775	36.19	606,466

Total	6,843,585	34.15	3,853,023

Material features of plan not approved by shareholders:

In April 2000, we adopted the 2000 Non-Qualified Stock Option Plan of Tech Data Corporation (“NQ Plan”), which was not required to be approved by our stockholders. The purpose of the NQ Plan is to provide incentives to attract and retain key employees, motivate such persons to stay with us and to increase their efforts to make our business more successful. The Company has not granted any equity incentives under the NQ Plan since March 2003.

OTHER MATTERS

Management knows of no matter to be brought before the meeting that is not referred to in the Notice of Meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

CORPORATE GOVERNANCE INFORMATION

The Board of Directors

The Board of Directors provides oversight to the Company’s management in their conduct of business. The Board holds regularly scheduled meetings at least quarterly and otherwise as appropriate to consider corporate decisions requiring its attention and action. The Board has three standing committees, the principal responsibilities of which are described below. Each of the committees meets regularly and has a written charter that has been approved by the Board of Directors. These documents are available on the Corporate Governance section of the Investors area of our website at http://www.techdata.com. The Board has made an affirmative determination that each of our directors, other than the Chairman of the Board and Chief Executive Officer, Steven A. Raymund and the Chief Financial Officer, Jeffery P. Howells, are independent within the meaning of Rule 4200(a)(15) of the NASDAQ Stock Market listing requirements.

The Board of Directors has adopted Corporate Governance Principles that are available on the Corporate Governance section of the Investors area of our website at http://www.techdata.com. Additionally, the Company has adopted a code of business conduct and ethics for directors, officers (including Tech Data’s principal executive officer, principal financial officer and controller) and employees, known as the Code of Ethics. The Code of Ethics is available on Tech Data’s website at http://www.techdata.com/content/td_ethics/main.aspx.

The Board of Directors held five meetings during the fiscal year ended January 31, 2005. Each member of the Board of Directors attended more than 75% of the total number of meetings of the Board of Directors and all committees on which he or she served. We require our Directors to attend the annual meeting of shareholders. All Directors were present at the 2004 annual meeting that was held on June 10, 2004.

The Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities for the reliability and integrity of financial reports and other financial information, compliance with legal and regulatory requirements, the Company’s systems of disclosure controls and internal controls over the accounting and financial reporting and the auditing process. The Audit Committee performs these functions by serving as an independent and objective party to monitor the financial reporting process and the disclosure and internal control systems. The Audit Committee has ultimate authority and responsibility to select, evaluate, and where appropriate, replace the independent auditor and oversee and appraise the internal audit department. The Audit Committee provides an open avenue of communication between the auditors, management, internal audit, and the Board, reviews emerging accounting and auditing issues provided by the independent auditor and by management in order to assess their potential impact on the Company, reviews reports from the Disclosure Committee, and sets the procedures to receive complaints regarding the ethics of financial officers. To review the complete statement of duties and responsibilities of this Committee, please see the Audit Committee Charter posted in the Investors area on our website at http://www.techdata.com.

The Audit Committee has a policy to pre-approve all services to be provided by the Company’s independent auditor, and will not approve prohibited non-audit services. See further discussion of the Company’s policy under “Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.”

The members of the Audit Committee are Charles E. Adair (Chairperson), Maximilian Ardelt, David M. Upton and John Y. Williams. The Board of Directors has determined that Charles E. Adair is an audit committee financial expert as defined by Item 401(h) of Regulation S-K of the Exchange Act. All members of the Committee are independent as defined by NASDAQ Stock Market rules.

The Audit Committee met eight times during the fiscal year ended January 31, 2005. In addition to the four regular quarterly Audit Committee meetings, the Audit Committee also held four meetings with management to review the Company’s quarterly financial results prior to public announcement.

The Compensation Committee

The Compensation Committee is responsible to the Board of Directors for the strategy and oversight of the compensation and benefits of the executive officers of the Company. The Committee recommends to the Board of Directors the annual compensation of the Chief Executive Officer. The Compensation Committee performs its functions by approving and recommending standards for the executives’ compensation programs and plans, including equity related incentive plans and benefits, retirement and other benefit plans, reviewing management’s compensation practices, including the methodologies for setting officer salaries, and determining the salary and other compensation of all executive officers of the Company. The Compensation Committee also serves as the Stock Option Committee and during fiscal 2004 was renamed the “Compensation Committee.”

The Compensation Committee is comprised of James M. Cracchiolo (Chairperson), Kathy Misunas and David M. Upton. All members are independent as defined by NASDAQ Stock Market rules. The Compensation Committee met four times during the fiscal year ended January 31, 2005.

The Governance and Nominating Committee

The Governance and Nominating Committee assists the Board of Directors in ensuring that the Board is appropriately organized, qualified and educated to meet its fiduciary duties to the Company and its shareholders. The Governance and Nominating Committee develops and recommends the Company’s corporate governance principles to the Board of Directors, and assists in determining if Board and Committee members are qualified to serve in their assigned capacities. The Governance and Nominating Committee is responsible for the establishment of polices for the identification, evaluation and selection of director nominees, the evaluation of the Board’s performance, recommending continuing education opportunities to the Board members, the structure and operations of the Committees, and the policy on Board member attendance to the Company’s annual meeting. The Governance and Nominating Committee also monitors the Board’s compliance with the Company’s Code of Ethics and other applicable policies and generally oversees governance issues. To review the complete statement of duties and responsibilities of this Committee, please see the Governance and Nominating Committee Charter posted in the Investors area on our website at http://www.techdata.com.

The members of the Company’s Governance and Nominating Committee are John Y. Williams (Chairperson), Kathy Misunas and David M. Upton, all of which are independent as defined by NASDAQ Stock Market rules. The Governance and Nominating Committee met four times during the fiscal year ended January 31, 2005.

Executive Sessions

The Board of Directors holds an executive session of the Board at each regular board meeting. At this executive session only the independent directors are present as well as any other attendees as they may so request. The executive session of the Board is led by John Y. Williams, Chairperson of the Governance and Nominating Committee. There is no set agenda for these sessions, but topics have included meeting agendas, direction of corporate strategy, information requests to management, succession planning, as well as management performance.

Directors’ Compensation

It is the Board’s general policy that compensation for independent directors should be a mix of cash and equity-based compensation. Effective September 2004, after reviewing compensation package of companies of similar size and industry, the Board’s cash compensation plan was amended. Directors who are not employees of the Company receive an annual retainer fee of $40,000 plus reimbursement for out-of-pocket expenses. In addition, the Audit Committee Chairperson receives an annual Audit Committee Chair retainer in the amount of $17,500 and each Audit Committee member receives an annual audit committee membership retainer of $7,500. The Chairpersons of the Compensation Committee and the Governance and Nominating Committee each receive annual committee chair retainers of $5,000 and each respective Committee member receives an annual committee membership retainer of $2,500 in addition to the basic annual retainer fee.

Prior to September 2004, Directors who were not employees of the Company received a $30,000 annual retainer fee and a $2,000 attendance fee for each Board of Directors’ meeting plus reimbursement for out-of-pocket expenses. Members of the Audit, Compensation, and Governance and Nominating Committees received a $1,000 attendance fee when meetings of such Committees were not held on the same day as a Board of Directors’ meeting. A fee of $500 was paid for telephonic Board and Committee meetings. In addition, the Chairperson of the Audit Committee received a $10,000 annual retainer fee and the Chairpersons of the Compensation and the Governance and Nominating Committees each received a $2,500 annual retainer fee.

With respect to equity-based compensation, under the existing Non-Employee Director 1995 Non-Statutory Stock Option Plan, each non-employee director who is appointed a director for the first time receives a new director grant of an option to purchase 5,000 shares of common stock of the Company at an exercise price per share equal to the fair market value of the shares of common stock at the date of grant. Each non-employee director who is re-elected or otherwise continues to serve on the Board will receive on the date of each annual shareholders meeting an annual director grant consisting of an option to purchase 2,500 shares of common stock of the Company at an exercise price per share equal to the fair market value of the shares of common stock at the date of each annual shareholders meeting, provided the director has served on the Board for at least six months. New director grants vest 20% per year over five years from the date of grant and annual director grants vest after one year from the date of grant. Should shareholders approve the amendment to the 2000 Equity Incentive Plan, grants of equity incentives to non-employee directors will be determined by the Board in a manner generally consistent with the philosophy for granting equity incentives to executive officers. Factors such as affordability of the grants to the Company, alignment with shareholder interests, and the retention and recruitment of effective directors will be considerations.

FISCAL 2005 BOARD OF DIRECTORS COMPENSATION

Name of Non-Employee Director	Cash	Stock Options
Charles E. Adair	$55,750	2,500
Maximilian Ardelt	45,750	2,500
James M. Cracchiolo	43,750	2,500
Kathy Misunas	42,500	2,500
David M. Upton	47,750	2,500
John Y. Williams	49,500	2,500

In March 2005, the Board of Director’s approved certain director stock ownership guidelines. All non-employee directors are required to accumulate shares of Tech Data stock through direct purchases or retention of equity incentives, equal in value to two times the basic annual retainer, currently $40,000. There is no specific time within which a director must reach the defined share ownership; however, until the ownership target is met, a director is required to retain in stock 50% of the net proceeds from the exercise of equity incentive grants awarded subsequent to fiscal 2005.

Shareholder Recommendations for Candidates to the Board of Directors

The Governance and Nominating Committee will consider director candidates recommended by our shareholders. The recommendation and evaluation process for candidates recommended by shareholders does not differ from the process followed for other candidates. Shareholders wishing to recommend a candidate to the Governance and Nominating Committee should do so by submitting the recommendation in writing to the Chairperson of the Governance and Nominating Committee or to the Company’s Chief Executive Officer at 5350 Tech Data Drive, Clearwater, Florida 33760. Any recommendation submitted must include a resume, personal references and background information as well as the name and contact information of the recommending shareholder. Florida law requires that all candidates must be at least 18 years of age to qualify. All qualified candidates will be considered for nomination in accordance with the provisions of the Company’s Corporate Governance Principles that are available in the Corporate Governance section of the Investors area of our website at http://www.techdata.com, and criteria established by the Governance and Nominating Committee at the time an open position on the Board is being considered to be filled. At a minimum, candidates for a position on the Company’s Board of Directors should have qualities including but not limited to: (i) high ethical standards, (ii) sound integrity, (iii) an inquisitive nature, (iv) a strong commitment to make decisions and take actions guarding the long-term interests of shareholders (v) seasoned judgment, (vi) a record of outstanding skills and accomplishments in their personal careers, and (vii) the ability and desire to communicate and participate actively in board and committee sessions. Please refer to the Company’s Corporate Governance Principles for a complete list of the qualifications.

Shareholder Communications with the Board of Directors

Shareholders may communicate with members of the Board of Directors by utilizing the Company’s Ethics Reporting Hotline that is available seven days a week, 24 hours daily. You can dial a toll-free AT&T Direct Access number 1-866-TD ETHIC (1-866-833-8442) or 727-532-8065 and then at the voice prompt use the toll-free Ethics Reporting Hotline number. All calls will be received by an independent, third-party provider, Global Compliance Services. A report will be provided to the Director of Internal Audit and the General Counsel who will communicate with the appropriate Board committee.

REPORT OF THE AUDIT COMMITTEE

Audit Committee Role

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants (“auditors”) are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversighting Board (United States) and issuing a report thereon. The Audit Committee’s responsibility is to monitor these processes. In this regard, the Audit Committee has the opportunity to meet with management, the Director of Internal Audit and the auditors separately at the quarterly committee meetings. The Audit Committee has the authority and available funding to investigate any matters within the scope of its responsibilities and to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any such investigation. In addition, the Committee appoints the Company’s auditors and pre-approves all audit and non-audit services to be performed by the auditors.

In this context, the Audit Committee has discussed with the Company’s auditors the overall scope and plans for the independent audit. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about the Company’s audited financial statements included the auditors’ judgments about the quality, not just the acceptability of the accounting principles, and the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the auditors other matters required by Statement on Auditing Standards (“SAS”) No. 61 Communication with Audit Committees, as amended by SAS No. 90 Audit Committee Communications. In addition to discussing key risk areas throughout the year, management, internal audit and the auditors also made presentations to the Audit Committee on specific topics of interest, including: (i) the applicability of new accounting pronouncements; (ii) the Company’s critical accounting policies; (iii) the Company’s information technology systems and the security program to protect these systems; and (iv) substantive requirements of the Sarbanes-Oxley Act of 2002.

Independence

The Company’s auditors provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, and the committee discussed the auditors’ independence with management and the auditors. In addition, the Committee considered whether the non-audit services provided by the auditors’ firm could impair the auditors’ independence and concluded that such services have not impaired the auditors’ independence.

Recommendation

Based on (i) the Audit Committee’s discussion with management and the auditors, (ii) the Audit Committee’s review of the representations of management, and (iii) the report of the auditors to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2005 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Charles E. Adair, Chairman

Maximilian Ardelt

David M. Upton

John Y. Williams

The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 (together, the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

Ernst & Young LLP served as the Company’s independent auditors for the audit of the Company’s consolidated financial statements for fiscal year ended January 31, 2005. Representatives of Ernst & Young LLP are expected to be present at the 2005 Annual Meeting of Shareholders, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from shareholders.

INDEPENDENT AUDITOR FEES

The following table shows the fees that Tech Data paid or accrued for the audit and other services provided by Ernst & Young LLP for fiscal years ended January 31, 2005 and 2004.

	2005	2004
Audit fees	$4,219,000	$2,233,000
Audit-related fees	181,000	201,000
Tax fees	518,000	1,043,000

Total	$4,918,000	$3,477,000

Audit Fees

This category includes the audit of Tech Data’s annual financial statements, review of financial statements included in Tech Data’s Form 10-Q Quarterly Reports, review and attestation of internal control over financial reporting and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.

Audit-Related Fees

This category consists of assurance and related services rendered by Ernst & Young LLP that are reasonably related to the performance of the audit or review of Tech Data’s financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include various subsidiary audit-related services.

Tax Fees

This category consists of professional services rendered by Ernst & Young LLP for tax compliance and tax advice. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-

AUDIT SERVICES OF INDEPENDENT AUDITORS

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. Pre-approval is generally provided for up to one year and is detailed as to the particular service or category of services and is subject to a specific budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval. The Chairperson of the Audit Committee is delegated the authority to pre-approve certain services between regularly scheduled meetings. Management is required to report quarterly to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. During fiscal year 2005, all services were pre-approved by the Audit Committee in accordance with this policy.

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of April 11, 2005, by (i) each person known by the Company to own beneficially more than 5% of the shares of the Company’s common stock, (ii) each of the Company’s directors, (iii) the Company’s Executive Officers (as defined under “Executive Compensation”), and (iv) such directors and all executive officers as a group.

Beneficial Ownership(2)
Executive Officers and Directors (1)	Shares	Percent
Charles E. Adair	29,000(3)	*
Maximilian Ardelt	18,500(4)	*
Néstor Cano	234,101(5)	*
James M. Cracchiolo	17,500(6)	*
Jeffery P. Howells	261,111(7)	*
Kathy Misunas	17,000(8)	*
Joseph A. Osbourn	170,238(9)	*
Steven A. Raymund	2,617,830(10)	4.3%
David M. Upton	19,920(11)	*
John Y. Williams	21,000(12)	*
Gerard F. Youna	90,000(13)	*
All executive officers and directors as a group (26 persons)	4,489,421(14)	7.3%

Five Percent Shareholders
AXA Assurances I.A.R.D. Mutuelle 26, rue Drouot 75009 Paris, France	9,140,893(15)	14.9%
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	8,118,362(16)	13.2%
Merrill Lynch & Co., Inc. World Financial Center, North Tower 250 Vesey Street New York, NY 10381	3,057,596(17)	5.0%

*	Beneficial ownership represents less than 1% of the Company’s outstanding shares of Common Stock.

(1)	The address for all of the above-listed beneficial owners (except as otherwise set forth) is 5350 Tech Data Drive, Clearwater, Florida 33760.

(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within sixty (60) days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest.

(3)	Includes 13,000 shares that may be acquired upon the exercise of stock options which are exercisable within 60 days of April 11, 2005.

(4)	Includes 18,500 shares that may be acquired upon the exercise of stock options which are exercisable within 60 days of April 11, 2005.

(5)	Includes 231,000 shares that may be acquired upon the exercise of stock options which are exercisable within 60 days of April 11, 2005, 2,500 shares awarded March 30, 2004 which vest 50% on March 30, 2007 and 50% on March 30, 2008 and are subject to transfer and continued employment restrictions, and approximately 401 shares in his 401(k) Savings Plan account.

(6)	Includes 17,500 shares that may be acquired upon the exercise of stock options which are exercisable within 60 days of April 11, 2005.

(7)	Includes 244,500 shares that may be acquired upon the exercise of stock options which are exercisable within 60 days of April 11, 2005, 2,500 shares awarded March 30, 2004 which vest 50% on March 30, 2007 and 50% on March 30, 2008 and are subject to transfer and continued employment restrictions, and approximately 2,117 shares held in his 401(k) Savings Plan account.

(8)	Includes 15,000 shares that may be acquired upon the exercise of stock options which are exercisable within 60 days of April 11, 2005.

(9)	Includes 168,000 shares that may be acquired upon the exercise of stock options which are exercisable within 60 days of April 11, 2005, 1,500 shares awarded March 30, 2004 which vest 50% on March 30, 2007 and 50% on March 30, 2008 and are subject to transfer and continued employment restrictions and approximately 238 shares held in his 401(k) Savings Plan account.

(10)	Includes 792,009 shares that may be acquired upon the exercise of stock options which are exercisable within 60 days of April 11, 2005; includes 1,748,812 shares owned by a partnership which is indirectly owned by Mr. Raymund; includes 60,000 shares in a foundation controlled by Mr. Raymund; includes 12,225 shares owned by inter vivos trusts of which he is a trustee; includes 4,586 shares owned by various trusts for family members of which Mr. Raymund is a trustee; and includes approximately 198 shares held in his 401(k) Savings Plan account.

(11)	Includes 19,500 shares that may be acquired upon the exercise of stock options which are exercisable within 60 days of April 11, 2005.

(12)	Includes 16,500 shares that may be acquired upon the exercise of stock options which are exercisable within 60 days of April 11, 2005.

(13)	Includes 90,000 shares that may be acquired upon the exercise of stock options which are exercisable within 60 days of April 11, 2005.

(14)	Includes 2,510,158 shares that may be acquired upon the exercise of stock options which are exercisable within 60 days of April 11, 2005 and approximately 13,805 shares held in the 401(k) Savings Plan accounts of the Company’s executive officers.

(15)	Based on information provided in a Schedule 13G dated February 14, 2005 filed with the Securities and Exchange Commission by AXA Assurances I.A.R.D. Mutuelle (“I.A.R.D.”) and certain related entities (collectively, the “AXA Entities”). Each of I.A.R.D., AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle AXA, AXA, and AXA Financial, Inc. (through its subsidiaries Alliance Capital Management L.P. and the Equitable Life Assurance Society of the United States) share voting power with respect to 1,283,289 shares. The AXA Entities have sole voting power with respect to 5,113,049 shares and sole dispositive power with respect to 9,140,893 shares.

(16)

Based on information provided in a Schedule 13G (Amendment No. 5) dated February 14, 2005 filed with the Securities and Exchange Commission by FMR Corp. (“FMR”), Edward C. Johnson 3d (“Mr. Johnson”), and Abigail P. Johnson (“Ms. Johnson”). Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, is the beneficial owner of 8,118,362 shares of common stock as a result of acting as investment advisor to various investment companies. Mr. Johnson, FMR (through its control of Fidelity) and various funds each has sole power to dispose of 8,118,362 shares owned by such funds. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Fidelity Management Trust Company (“Fidelity Management”), a wholly-owned subsidiary of FMR, is the beneficial owner of 494,110 shares as a result of its serving as investment manager for various institutional accounts. Mr. Johnson and FMR (through its control of Fidelity Management) each have sole dispositive power over 494,110 shares, and the sole power to vote or to direct the voting of 482,010 shares held by such institutional accounts. In addition, members of the Johnson family, including Mr. Johnson and Ms. Johnson, are deemed to form a controlling group with respect to FMR under the Investment Company Act of 1940.

(17)	Based on information provided in a Schedule 13G dated January 19, 2005 filed with the Securities and Exchange Commission by Merrill Lynch & Co., Inc. Merrill Lynch & Co., Inc., through its indirectly-owned asset management subsidiaries, have shared voting and dispositive power with respect to 3,057,596 shares.

SECTION 16(a) REPORTING COMPLIANCE

During the fiscal year ended January 31, 2005, the executive officers and directors of the Company filed timely with the Securities and Exchange Commission (the “SEC”) reports relating to transactions involving equity securities of the Company beneficially owned by them. The Company has relied on the written representation of its executive officers and directors and copies of the reports they have filed with the SEC in providing this information. Based upon a review of these filings, the Company believes that for the year ended January 31, 2005, all Section 16(a) filing requirements were met on a timely basis with the exception of a Form 4 filing for Steven A. Raymund related to gifts made from trusts over which Mr. Raymund was the trustee and a Form 4 filing for Alain Amsellem which was delayed by two days.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the fiscal years ended January 31, 2005, 2004 and 2003 for (i) the Chief Executive Officer of the Company and (ii) each of the four other most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) whose total annual salary and bonus exceeded $100,000 and (iii) up to two additional individuals who would have met the criteria listed in (ii) except that they were not serving as an executive officer at the end of the last completed fiscal year (collectively, the “Executive Officers”).

	Year	Annual Compensation(1)			Long-term Compensation(3)		All Other Compensation(6)
Name and Principal Position		Salary	Bonus(2)	Other	Securities Underlying Options (Shares)(4)	Restricted Stock Awards (Shares)(5)
Steven A. Raymund, Chairman of the Board of Directors and Chief Executive Officer	2005 2004 2003	$1,000,000 1,000,000 1,000,000	$2,000,000 1,025,000 900,000	$20,000 20,000 5,000	80,000 80,000 80,000	– – –	$ 3,000 – 196,000

Néstor Cano, President, Worldwide Operations	2005 2004 2003	582,000 560,000 560,000	815,000 400,000 351,000	34,000 24,000 9,000	60,000 60,000 60,000	2,500 – –	49,000 24,000 10,000

Jeffery P. Howells, Executive Vice President and Chief Financial Officer	2005 2004 2003	504,000 485,000 485,000	655,000 323,000 284,000	20,000 20,000 5,000	50,000 50,000 50,000	2,500 – –	5,000 – 3,000

Joseph A. Osbourn, Executive Vice President and Worldwide Chief Information Officer	2005 2004 2003	426,000 410,000 410,000	426,000 210,000 185,000	15,000 15,000 5,000	40,000 40,000 40,000	1,500 – –	6,000 – 1,000

Gerard F. Youna, President, Europe	2005 2004 2003	392,000 298,000 249,000	353,000 208,000 124,000	21,000 19,000 17,000	40,000 20,000 20,000	– – –	6,000 6,000 6,000

(1)	Includes amounts deferred under the Company’s retirement savings and deferred compensation plans.

(2)	Amounts reflected for bonuses are based on performance for the indicated fiscal year and are approved by the Board of Directors following the end of the fiscal year.

(3)	Tech Data Corporation does not have any long-term incentive plans within the meaning of SEC rules.
(4)	On February 25, 2005, the Company’s Board of Directors approved the acceleration of vesting for all stock options awarded during March 2004 to employees and officers under the Company’s stock option award program. It is anticipated that upon implementation of Financial Accounting Standard Board Statement No. 123 (Revised 2004), “Share-Based Payment” (“FAS 123R”), the accelerated vesting will eliminate the potential expense recognition related to these options.

(5)	Restricted stock awards vest 50% three years from the date of issuance and 50% after the fourth year.

(6)	All other compensation for fiscal 2005 is comprised of Company contributions to the Executive Officers’ 401(k) Savings Plan or pension plan account and relocation reimbursement for Mr. Cano of $45,000. All other compensation for fiscal 2004 is comprised of relocation reimbursement to Mr. Cano of $24,000 and Company contributions to Mr. Youna’s pension plan account. All other compensation for fiscal 2003 relates to Company contributions to the Executive Officers’ 401(k) Savings Plan or pension plan account, except Mr. Raymund received a tax equalization reimbursement of $193,000 related to an overseas assignment in 1998 and 1999; Mr. Cano received relocation reimbursement of $6,000. The Company temporarily suspended making matching contributions to the 401(k) Savings Plan for all U.S. employees, including executive officers, from the period of April 6, 2002 to January 31, 2004.

Option Grants in Last Fiscal Year Table

The following table provides details regarding stock options granted to the Executive Officers during the fiscal year ended January 31, 2005.

Name	Number of Options Granted in FY 2005(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Grant Date Present Value(2)
Steven A. Raymund	80,000	4.8%	$41.08	3/30/14	$1,596,000
Néstor Cano	60,000	3.6%	$41.08	3/30/14	1,197,000
Jeffery P. Howells	50,000	3.0%	$41.08	3/30/14	998,000
Joseph A. Osbourn	40,000	2.4%	$41.08	3/30/14	798,000
Gerard F. Youna	20,000	1.2%	$41.08	3/30/14	399,000
Gerard F. Youna	20,000	1.2%	$39.28	7/01/14	351,000

(1)	All options were granted at an exercise price equal to or in excess of the fair market value of the Company’s Common Stock on the date of grant and vest equally over four years. See further discussion in note 4 on page 22.

(2)	In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company’s use of the model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value: estimated option term of five years, volatility at 57%, dividend yield at 0.0%, and an annual interest rate of 2.50%. The Company does not believe that the Black-Scholes model or any other model can accurately determine the value of an employee stock option. Accordingly, there is no assurance that the value, if any, realized by an executive, will be at or near the value estimated by the Black-Scholes model. Future compensation resulting from option grants is based solely on the performance of the Company’s stock price.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values Table

Name	Shares Acquired on Exercise in FY 2005	Value Realized	Number of Unexercised Options at Year-End		Value of Unexercised In-the-Money Options at Year-End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Steven A. Raymund	112,691	$3,740,000	665,000	167,000	$6,999,000	$728,000
Néstor Cano	–	–	136,000	125,000	703,000	546,000
Jeffery P. Howells	28,500	732,000	165,000	104,000	551,000	455,000
Joseph A. Osbourn	–	–	105,000	83,000	404,000	364,000
Gerard F. Youna	28,000	798,000	78,000	62,000	338,000	182,000

Ten-Year Option/SAR Repricing Table

The following table provides information on all option repricings for the Executive Officers during the last ten fiscal years.

Name	Date of Repricing	Number of Shares of Common Stock Underlying Options Repriced	Market Price of Common Stock on Date of Repricing	Exercise Price at Time of Repricing	New Exercise Price	Length of Original Option Term Remaining on Date of Repricing
Jeffery P. Howells	11/28/95	50,000	$14.63	$20.25	$14.63	8 yrs., 4 months

Senior Management Severance Plan

On March 31, 2005, the Board of Directors approved the amended and restated Tech Data Corporation Executive Severance Plan (the “Executive Severance Plan” or the “Plan”) (previously the Senior Management Severance Plan). The Executive Severance Plan provides benefits to senior management in the event of a Company-initiated, non-misconduct separation from the Company. The Plan contains a severance period providing eligible management personnel their regular base salary compensation for a stated period, determined based upon management position held and years of service. The receipt of severance benefits under the Executive Severance Plan is conditioned upon a participant executing a general release of claims, confidentiality and non-compete agreement. The amendment to the Plan provides a reduction in benefits for eligible participants in levels at or above senior vice president and provides for several other non-material modifications. Under the terms of the Plan, certain recently hired officers are allowed to retain the benefits of the previous plan for a two year period from their hire date.

REPORT OF THE COMPENSATION COMMITTEE

Compensation Committee Role

The Compensation Committee of the Board of Directors is composed entirely of independent directors and is responsible for review and approval of the annual compensation strategy for the executive officers, including salaries, bonuses, benefits and other compensation and making recommendations to the full Board of Directors with respect to these matters for the Chief Executive Officer.

Compensation Philosophy

The compensation philosophy for executive officers generally conforms to the compensation philosophy of the Company for all employees. The Company’s compensation program is designed to:

•	provide competitive compensation, based upon review of compensation offered by companies with similar businesses, allowing the Company to successfully attract and retain the employees necessary to its long-term success;

•	provide compensation that relates to the performance of the individual and differentiates based upon individual performance;

•	provide incentive compensation that varies directly with both Company performance against goals established by the Committee based upon the Company’s operating plan and the value of the individual contribution to that performance; and

•	provide an appropriate link between compensation and the creation of shareholder value through awards tied to the Company’s long-term performance.

Base Salary

The Compensation Committee reviewed the salaries of the executive officers of the Company in March 2004 applying the philosophy stated above. The Committee also considers the Company’s overall financial performance and ability to absorb increases in compensation. In light of industry and economic conditions, the Compensation Committee granted increases in the base salary and incentive bonus awards for all executive officers in line with the percentage increases that were targets for all employees. In determining the percentage increase in base salary the Compensation Committee considered the market comparison data provided by an independent consulting company and noted that the executive officers, with limited exceptions, had not received compensation increases since April 2001 due to market conditions.

Cash Bonus Awards

Each executive officer, including the Chief Executive Officer, is eligible to receive an annual incentive bonus award in cash. These cash bonuses are paid pursuant to the Company’s Executive Compensation and Incentive Bonus Plan (the “Bonus Plan”) and are established at the beginning of a fiscal year in connection with the Company’s preparation of its annual operating budget. Under the Bonus Plan, an executive officer’s potential bonus is established at a specific targeted dollar amount and consists of non-discretionary awards that are tied to the financial performance of the Company for the year in relation to the Company’s operating budget. The bonus is subject to an acceleration ratio to a maximum of 200% if established targets are exceeded (conversely, if established targets are not met, the bonus may be reduced to zero). In formulating the Bonus Plan with respect to cash incentive bonus awards, the Compensation Committee members evaluate the executive officer’s responsibilities and role in the Company and such other factors as they deem relevant to motivate such executive to achieve certain performance levels. Financial performance measures include earnings per share, operating income and cash day metrics as well as other financial performance measures, either on a worldwide basis or at a geographic segment basis. The Committee’s evaluation of the Chief Executive Officer’s bonus plan is recommended to the independent members of the full Board, with the Chief Executive Officer not in attendance, for approval.

Equity Incentive Awards

The long-term component of the Company’s incentive compensation program consists of the grant of traditional stock options, maximum value stock options, maximum value stock-settled stock appreciation rights or similar equity incentive awards. The equity incentives are designed to create a mutuality of interest with shareholders by motivating the executive officers and key employees to manage the Company’s business so that the shareholders’ investment will grow in value over time. Equity incentives are granted under these plans by the Compensation Committee. The Compensation Committee strongly believes that the interests of shareholders and executives become more closely aligned when executives are provided an opportunity to acquire a proprietary interest in the Company through compensation tied to the increasing value of the Company’s common stock. Accordingly, key employees of the Company, including executive officers, as part of their overall compensation package, are eligible for participation in the Company’s equity incentive plans, whereby they are granted equity incentives at no less than fair market value on the date of grant. Because no benefit is received unless the Company’s stock price performs favorably over the term of the equity incentive, awards under the equity incentive plans are intended to provide incentives for executive officers to enhance long-term Company performance, as reflected in stock price appreciation over the long term, thereby increasing shareholder value.

In general, equity incentive awards are granted on an annual basis. The Compensation Committee evaluates the Company’s overall financial performance for the year, the performance of each executive officer considered for equity incentives, the desirability of long-term service from the executive officer, the financial expense of the equity incentive to the Company in comparison to the perceived value delivered to the employee and the number of equity incentive units issued to other executive officers in the Company with the same, more or less responsibility than the executive officer at issue.

In March 2005 the Compensation Committee approved stock ownership guidelines for certain key executive officers. These executive officers are required to accumulate shares of Tech Data stock, through owned shares, retention of stock awards or vested 401(k) shares, equal in value to a multiple of their base salary. The multiplier ranges from two to one-half times base salary, depending on the level of executive officer. There is no specified time within which the defined share ownership must be attained; however, until the ownership target is met, these executive officers are required to retain in stock 50% of the March 2004 restricted stock awards and 50% of the net proceeds from the exercise of equity incentive grants awarded subsequent to fiscal 2005.

Section 162(m) Limit

The Company believes that compensation paid to certain executive officers, including compensation attributable to equity incentives, performance grants, and certain forms of restricted stock grants and awards, will be treated as qualified performance based compensation and, therefore, will be deductible by the Company and not subject to the $1,000,000 deduction limitation of Section 162(m) of the Internal Revenue Code.

COMPENSATION COMMITTEE

James M. Cracchiolo, Chairman

Kathy Misunas

David Upton

The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 (together, the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

STOCK PRICE PERFORMANCE GRAPH

The following graph presents a comparison of the cumulative total shareholder return on the Company’s Common Stock with The NASDAQ Stock Market (U.S.) Index and the Standard Industrial Classification (“SIC”) Code Index (SIC Code 5045—Computer and Computer Peripheral Equipment and Software). This graph assumes that $100 was invested on January 31, 2000 (or such later date the applicable company registered its common stock under Section 12 of the Securities Exchange Act of 1934) in the Company’s Common Stock and in the other indices, and that all dividends were reinvested and are weighted based on a market capitalization basis at the time of each reported data point. The stock price performance shown below is not necessarily indicative of future price performance.

The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

SOLICITATION OF PROXIES

In addition to the solicitation of proxies by mail, proxies may be solicited by telephone, facsimile or in person by regular employees of the Company. The Company may also retain Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $8,000 plus out-of-pocket expenses. All expenses of this solicitation, including the cost of preparing and mailing this proxy statement, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be paid by the Company.

SHAREHOLDER PROPOSALS

Proposals that shareholders intend to present at the 2006 Annual Meeting of Shareholders must be received by the Company no later than January 8, 2006 to be eligible for inclusion in the proxy material for that meeting.

Exhibit A

PROPOSED AMENDMENT TO THE 2000 EQUITY INCENTIVE PLAN OF

TECH DATA CORPORATION

WHEREAS, Section 12 of the 2000 Equity Incentive Plan of Tech Data Corporation (the “Plan”) gives the Board of Directors of Tech Data Corporation (the “Company”) the power to amend the Plan; and

WHEREAS, the Company now desires to amend the Plan to permit the grant of equity awards to members of the Board of the Company who are not employed by the Company or its Subsidiaries, subject to approval by the shareholders of the Company (the “Shareholders”).

NOW, THEREFORE, the Plan is amended to add a new Section 8A immediately following Section 8 thereof to read, in its entirety, as follows:

8A.	GRANTS TO OUTSIDE DIRECTORS

(a)	PURPOSE. This Section 8A of the Plan is intended as an incentive for members of the Board of Directors of the Company, who are not employed by the Company or its Subsidiaries, to enable such Outside Directors (as defined below) to acquire or increase their proprietary interest in the success of the Company through the grant of Awards.

(b)	SECURITIES COMPLIANCE. It is intended that Awards granted under this Section 8A of the Plan be compliant with Rule 16b-3 as amended from time to time, promulgated under the Securities Exchange Act of 1934, as amended (the “Act”). This Plan may be amended from time to time by the Board of Directors to the extent necessary in order for transactions under the Plan to be exempt from Section 16(b) of the Act.

(c)	OUTSIDE DIRECTOR. For the purposes of awards granted under this Section 8A, “Outside Director” means a non-employee director who:

(i)	is not currently an “officer” (as defined in Section 16a-1(f) of the Act) of the Company or its Subsidiaries, or otherwise currently employed by the Company or its Subsidiaries;

(ii)	does not receive compensation, either directly or indirectly, from the Company or its Subsidiaries for services rendered as a consultant or in any capacity other than as director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Section 229.404(a) of Chapter II of the Commodity and Securities Regulations (the “Regulations”);

(iii)	does not possess an interest in any other transaction for which disclosure would be required pursuant to Section 229.404(a) of the Regulations; and

(iv)	is not engaged in a business relationship for which disclosure would be required pursuant to Section 229.404(a) of the Regulations.

(d)	ADMINISTRATION. The administration of Awards granted pursuant to this Section 8A shall be by Committee consistent with the provisions of Section 5 of this Plan. Members of the Committee who are either eligible for Awards or have been granted Awards under this Section 8A, may vote on any matters affecting the administration of the Plan.

(e)	STOCK.

(i)	AWARDS. Outside Directors may be granted Stock Options (pursuant to Section 6) (but not Incentive Stock Options), Stock Appreciation Rights (“SARs”) (pursuant to Section 6A), Restricted Stock Grants (pursuant to Section 7), and Performance Grants (pursuant to Section 8), subject to the terms and conditions of the Plan, except as otherwise noted in this Section 8A.

(ii)	SHARES OF COMMON STOCK SUBJECT TO THIS SECTION. The shares of Common Stock available for Awards pursuant to this Section 8A shall be from the shares described in Section 4(a) of the Plan, subject to adjustment pursuant to Section 4(b) of the Plan.

(iii)	NO DEFERRALS. Notwithstanding Section 9 of the Plan to the contrary, no shares of Common Stock or cash payable pursuant to Awards granted under this Section 8A may be deferred unless the provisions of Internal Revenue Code Section 409A are satisfied or do not apply.

(iv)	NO LOANS. No loans will be made available to an Outside Director in order to exercise any Award or pay the income or other taxes associated with an Award granted pursuant to the Plan.

(f)	ELIGIBILITY.

(i)	GRANT OF AWARDS. Each eligible Outside Director shall be granted Awards subject to the limit in Section 8A(e)(ii) above based on the determination of the full Board of Directors, which consider the recommendation of the Compensation Committee when making its determination.

(g)	MANDATORY TERMS OF THE AWARD AGREEMENTS. Each Award agreement shall contain such provisions as the Board of Directors or the Committee shall from time to time deem appropriate, and shall include provisions relating to the method of exercise, payment of exercise price, adjustments to changes in the Company’s capitalization and the effect of a merger, consolidation, liquidation, sale or other disposition of or involving the Company. Award agreements shall include the following provisions:

(i)	Expiration. Notwithstanding any other provision of the Plan or of any Award agreement, each Award shall expire on the tenth anniversary of the date on which the award was granted.

(ii)	Exercise. Each Award shall be deemed exercised when:

(A)	in the case of Stock Options, the Company has received written notice of such exercise in accordance with the terms of the Award, accompanied by payment in full of the purchase price, plus any required withholding taxes;

(B)	in the case of SARS, a Participant will receive, in the form of Common Stock, value equal to the excess of the (a) Fair Market Value of a specified number of shares of Common Stock at the date of exercise; over (b) an exercise price established by the Committee on the date of grant;

(C)	in the case of Restricted Stock Grants, upon expiration of the Restriction Period and if all conditions have been satisfied and any applicable Performance Goals attained, the shares of the Restricted Stock will be made available to the Participant, subject to satisfaction of applicable withholding tax requirements, free of all restrictions; provided, that the Committee may, in its discretion, require (a) that the Restricted Stock be retained by the Company, and (b) that the Participant receive a cash payment in lieu of unrestricted shares of Common Stock;

(D)	in the case of Performance Grants, each Participant shall be entitled to receive payment in an amount equal to the aggregate Fair Market Value (if the Unit is equivalent to a share of Common Stock), or such other value as the Committee shall specify, of the Units earned in respect of such Performance Award.

Unless further limited by the Board or the Committee in any award, the option price of any shares of Common Stock purchased shall be paid in cash, by certified or official bank check, by money order, with shares of Common Stock or by a combination of the above; provided further, however, that the Board or Committee in its sole discretion may accept a personal check in full or partial payment of any shares of Common Stock. If the exercise price is paid in whole or in part with shares, the value of shares surrendered shall be their fair market value on the date the Stock Option is exercised.

(iii)	Events Causing Immediate Exercise. Unless otherwise provided in any Award and notwithstanding any other provision in the Plan, in the event of a Change in Control of the Company: (i) each outstanding Stock Option shall become immediately and fully exercisable; (ii) all restrictions and conditions in respect of all Restricted Stock Grants and SARs then outstanding shall be deemed satisfied; and, (iii) all Performance Grants shall be deemed to have been fully earned, at the maximum amount of the Award opportunity specified in the Award Agreement.

(iv)	Termination of Service or Death of Participant. Except as may be otherwise expressly provided in the terms and conditions of the Award granted to a Participant, Awards granted hereunder shall terminate on the earlier to occur of:

(A)	the date of removal from the Board of Directors;

(B)	the date of the expiration of the term thereof (the “Expiration Date”); or

(C)	the termination of the Participant as a member of the Board of Directors by reason of voluntary resignation by the Participant or the expiration of the Participant’s elected or appointed term and other than the case of death of the Participant or disability of the Participant within the meaning of Section 22(e)(3) of the Code (“disability”), the Participant shall have the right, within three (3) months after the date on which Participant shall have ceased to be a member of the Board of Directors, to exercise the unexercised portion of the Awards granted to the extent, if any, that such Awards were exercisable by the Participant on the date of such termination.

This Amendment shall be effective as of the date of its approval by the Shareholders of the Company.

IN WITNESS WHEREOF, and as evidence of the adoption of the foregoing amendment to the Plan as set forth herein and intending to be legally bound hereby, the Board of Directors has caused the same to be executed this      day of                     , 2005.

TECH DATA CORPORATION P.O. BOX 6260 CLEARWATER, FLORIDA 33758

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Tech Data Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Tech Data Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

TECHD1

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TECH DATA CORPORATION

To elect three directors to serve until the 2008 Annual Meeting, all to hold office until their successors are duly elected and qualified.

Nominees: 01) James M. Cracchiolo 02) Jeffery P. Howells 03) David M. Upton

For All

Withhold All

For All Except

To withhold authority to vote, mark “Withhold All” or “For All Except” and write the nominee’s number for whom you wish to withhold on the line below.

To approve a proposal to amend the 2000 Equity Incentive Plan of Tech Data Corporation to add provisions allowing for non-employee director participation.

For

Against

Abstain

In his discretion, the Proxy is authorized to vote upon such other business as may be brought before the meeting.

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THE PROXY

CARD BELOW AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

Please sign exactly as your name or names appear hereon. For joint account holders each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc. please print your full title.

Please indicate if you plan to attend this meeting.

HOUSEHOLDING ELECTION—Please indicate if you consent to receive certain future investor communications in a single package per household.

Yes

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Signature [PLEASE SIGN WITHIN BOX]

Date

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Date

PROXY

TECH DATA CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL

MEETING OF SHAREHOLDERS ON JUNE 7, 2005

The undersigned hereby appoints Steven A. Raymund and David R. Vetter as proxy or proxies, with the power of substitution and revocation, and hereby authorizes either or both to represent and to vote, as designated on the reverse hereof, all the shares of common stock of Tech Data Corporation held of record by the undersigned on April 11, 2005, at the Annual Meeting of Shareholders to be held on June 7, 2005 at 4:00 P.M., or any adjournment thereof.

If the undersigned has a beneficial interest in shares of Tech Data Corporation Common Stock issued to or held for the account of the undersigned under the Tech Data Corporation 401(k) Savings Plan (the “Plan”) then the undersigned hereby directs the fiduciary of the Plan to vote, as designated on the reverse side, all the shares of Tech Data Corporation common stock in the undersigned’s name and/or account under the Plan. Voting instructions with respect to such plan shares must be provided by 11:59 pm Eastern Daylight Time on Thursday, June 2, 2005.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DESIGNATED ON THE REVERSE HEREOF BY THE UNDERSIGNED SHAREHOLDER. ANY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED IN FAVOR OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.